EXHIBIT 99.1

FOR RELEASE AT 3:00 CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FIRST QUARTER RESULTS

Milwaukee, Wisconsin - October 19, 2006 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported sales and operating results for the fiscal first quarter ended October 1, 2006.

Net sales for the three months ended October 1, 2006 were $38.1 million compared to net sales of $44.8 million for the three months ended October 2, 2005. Net income for the period was $.7 million, compared to $1.7 million in the prior year quarter. Diluted earnings per share for the period were $.21 compared to $.46 in the prior year quarter.

The significant change in sales and profitability for the current quarter compared to last year is primarily the result of two factors. First, the Company’s four largest customers have suffered dramatically declining sales over the past several months, and have begun to reduce their production accordingly. This affected the demand for the products we supply to them, reducing our sales volumes for these customers by nearly 19% and hampering our production efficiencies. Second, the cost of the main raw materials (zinc and brass) used in our products has approximately doubled over the prior year, negatively impacting our gross profit margins.

In comparing results for the current and prior year quarters it should be noted that the prior year included a $3.2 million ($2.02 million after tax) charge to increase the Company’s reserve for uncollectible trade accounts receivable related to the October 2005 filing for Chapter 11 bankruptcy protection by Delphi Corporation which reduced earnings per share by $.54. Further, the prior year quarter included a state refund claim recovery that positively impacted prior year quarter earnings per share by $.13. The provision for income taxes during the current quarter is our normal 37 percent effective tax rate.

Sales to DaimlerChrysler in the current quarter compared to the prior year quarter levels were $12.5 million compared to $14.6 million, and sales to General Motors Corporation were $7.9 million compared to $8.2 million due to lower production levels of the vehicles we supply. Sales to Delphi Corporation were $4.5 million compared to $6.2 million due to a combination of lower levels of production and reduced component content. Sales to Ford Motor Company were $4.6 million compared to $6.6 million, due to price reductions and lower vehicle production. The full effect of these four customers’ announced production cuts will be felt in our 2nd fiscal quarter ending December 31, 2006. Sales to Mitsubishi Motors Manufacturing of America, Inc. were $.7 million compared to $1.6 million as we wind down our relationship with this customer. We previously announced that Mitsubishi would cease to be a customer by the end of this calendar year. However, we now anticipate that a modest level of sales will continue through February 2007.

Gross profit margin was 13.9 percent in the current quarter compared to 21.8 percent in the prior year quarter. As stated earlier, the decrease in gross profit margin was primarily attributed to higher purchased material costs for zinc and brass that reduced gross profit margins by $2.3 million or approximately 6 percent from the prior year quarter. The remaining decrease was attributed to lower production.

Normal operating expenses were $5.1 million in the current quarter, compared to $5.3 million in the prior year quarter.

During the current quarter, the Company contributed $1.5 million to its Pension Fund and repurchased 84,900 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $3.3 million.

At the Company’s 2006 Annual Meeting held October 3, 2006, STRATTEC shareholders elected Mr. David Zimmer to a two year term and re-elected Mr. Harold Stratton and Mr. Robert Feitler to the Company’s Board of Directors for an additional three-year term.

STRATTEC designs, develops, manufacturers and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Plastics, Inc. of Grand Rapids, Michigan. The Company’s history in the automotive business spans nearly 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION

Results of Operations
(In Thousands except per share amounts)

	First Quarter Ended
	October 1, 2006	October 2, 2005
	(Unaudited)

Net Sales	$38,050		$44,793

Cost of Goods Sold	32,768		35,019

Gross Profit	5,282		9,774

Engineering, Selling & Administrative Expenses	5,056		5,285

Provision for Doubtful Accounts	-		3,200

Income from Operations	226		1,289

Interest Income	922		489

Other Income, Net	28		40

Income Before Provision for Income Taxes	1,176		1,818

Provision for Income Taxes	435		78

Net Income	$741		$1,740

Earnings Per Share:
Basic	$.21	$	. 46
Diluted	$.21	$	. 46
Average Basic Shares Outstanding	3,598		3,746

Average Diluted Shares Outstanding	3,600		3,754

Other:
Capital Expenditures	$915		$1,580
Depreciation & Amortization	$1,749		$1,824

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	October 1, 2006	July 2, 2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$64,417	$65,712
Receivables, Net	19,815	25,357
Inventories	8,309	9,337
Other Current Assets	10,670	10,468
Total Current Assets	103,211	110,874
Investment in Joint Ventures	2,272	2,202
Prepaid Pension Obligations	8,725	7,602
Other Long Term Assets	193	197
Property, Plant and Equipment, Net	26,946	27,764
	$141,347	$148,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$13,236	$17,701
Other	11,085	11,825
Total Current Liabilities	24,321	29,526
Borrowings Under Line of Credit	-	-
Deferred Income Taxes	4,266	4,266
Accrued Postretirement Obligations	4,667	4,572
Shareholders’ Equity	235,928	234,989
Accumulated Other Comprehensive Loss	(2,757)	(2,958)
Less: Treasury Stock	(125,078)	(121,756)
Total Shareholders’ Equity	108,093	110,275
	$141,347	$148,639

STRATTEC SECURITY CORPORATION

Condensed Cash Flow Statement Data
(In Thousands)

	First Quarter Ended
	October 1, 2006	October 2, 2005
	(Unaudited)

Cash Flows from Operating Activities:
Net Income	$741	$1,740
Adjustments to Reconcile Net Income to
Cash Used in Operating Activities:
Depreciation	1,749	1,824
Stock Based Compensation Expense	193	209
Tax Benefit from Options Exercised	-	61
Provision for Doubtful Accounts	-	3,200
Change in Operating Assets/Liabilities	134	(14,413)
Other, Net	99	(84)

Net Cash Provided (Used) in Operating Activities	2,916	(7,463)

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(915)	(1,580)
Proceeds Received from Sale of Property, Plant and Equipment	21	-

Net Cash Used in Investing Activities	(894)	(1,580)

Cash Flow from Financing Activities:
Purchase of Common Stock	(3,326)	(1,196)
Reissue/Exercise of Stock Option	9	1,060

Net Cash Used in Financing Activities	(3,317)	(136)

Net Decrease in Cash and Cash Equivalents	(1,295)	(9,179)

Cash and Cash Equivalents:
Beginning of Period	65,712	56,950
End of Period	$64,417	$47,771